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                                                                   Exhibit 99(f)

                             MASTER LEASE AGREEMENT

      MASTER LEASE AGREEMENT NO. 8910CTG389, dated as of November 10, 1989 between American Finance Group, a Massachusetts general partnership having a principal place of business and address for purposes of notice hereunder at Exchange Place, Boston, Massachusetts 02109, Attention: Manager, Lease Financing Group, as Lessor, and Continental Food Packaging, Inc., a Delaware corporation having a principal place of business and address for purposes of notice hereunder at 800 Continental Avenue, P.O. Box 5410, Norwalk, CT 06856,
Attention: President, as Lessee.

1. MASTER LEASE.

      This Master Lease Agreement sets forth the terms and conditions that govern the lease by Lessor to Lessee of items of Equipment specified on Rental Schedules executed and delivered by the parties from time to time. Each Rental
Schedule incorporates by reference this Master Lease Agreement and specifies the Lease Term, the amount of Basic Rent, the Payment Dates on which Basic Rent is due, and such other information and provisions as Lessor and Lessee may agree. Each Rental Schedule constitutes a separate and independent lease.

2. LEASE TERM. LESSEE'S RIGHT TO QUIET ENJOYMENT.

      Each Rental Schedule is for a non-cancellable Lease Term commencing on the date of acceptance of the Equipment for lease and ending on the Expiration Date specified on such Rental Schedule. Lessee cannot, except under the terms of this Master Lease Agreement, terminate the Rental Schedule or suspend payment or performance of any of its obligations thereunder. Subject to there being no Event of Default under the Rental Schedule, Lessee will have quiet possession and use of the Equipment throughout the Lease Term, and Lessor shall defend and protect such quiet possession and use against all persons claiming by, through or under Lessor.

3. BASIC RENT. NET LEASE. LESSEE'S INDEMNITY. NO WARRANTIES BY LESSOR.

      Basic Rent is payable in the amount specified on the Rental Schedule. All payments of Basic Rent shall be made to Lessor in good funds on the Payment Dates specified in the Rental Schedule. If payment is to be made by check, the Lessee will mall the check at least four (4) days before the Payment Date. Lessor will exercise its best efforts to invoice Lessee thirty (30) days prior to each Payment Date. Failure to provide timely invoices will not relieve Lessee of its obligation to pay Basic Rent on the Payment Date. Basic Rent is net of, and Lessee agrees to pay, and will indemnify and hold Lessor and any assignee of Lessor harmless from and against, all reasonable costs (including, without limitation, maintenance, repair and insurance costs), claims (including claims of product liability or strict liability in tort), losses or liabilities relating to the Equipment or its use that are incurred by or asserted against Lessee, any permitted sublessee of Lessee, Lessor or any assignee of Lessor and arise out of matters occurring prior to the return of the Equipment. Lessee agrees to defend all claims, provided, however, Lessee shall have the right to appoint legal counsel for Lessor, compromise the claim and otherwise control the prosecution or the defense of the claim as Lessee deems advisable. The Rental
Schedule is a triple net lease. Lessee's obligations are not subject to defense, counterclaim, set-off, abatement or recoupment, and Lessee waives all rights to terminate or
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surrender the Rental Schedule, for any reason, including, without limitation, defect in the Equipment or nonperformance by Lessor, provided, however, that Lessee specifically retains the right to seek recourse against Lessor by way of separate action either at law or in equity in the event of nonperformance by Lessor under the Rental Schedule. LESSOR HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE. Lessor will assign to Lessee all manufacturer or vendor warranties and will cooperate fully with Lessee in asserting any claims under such warranties or relating to product liability or strict liability in tort.

      Lessee acknowledges that this Master Lease Agreement has been entered into on the basis that Lessor shall be entitled for federal and state income tax purposes (i) to claim the deductions for depreciation on the total original cost of the Equipment pursuant to the Modified Accelerated Cost Recovery System under
Section 168 of the Internal Revenue Code of 1986, as amended ("Code") or for state income tax purposes, any other depreciation deduction method that is permitted by certain state law; and (ii) to claim under Section 163 of the Code a tax deduction for the full amount of any interest paid by Lessor or accrued under Lessor's method of tax accounting on any indebtedness secured by the Equipment (hereinafter referred to collectively as the "Tax Benefits"). Lessee agrees to fully indemnify Lessor for any loss, disallowance, unavailability or recapture of the Tax Benefits as a result of any affirmative act, omission or misrepresentation by Lessee, any sublessee, or any other person authorized by the Lessee to use or maintain the Equipment. If Lessor shall lose, shall not have the right to claim, or if there shall be disallowed or recaptured, all or any portion of such Tax Benefits as a result of any such affirmative act, omission or misrepresentation, Lessee shall pay to Lessor as additional rent (a) an amount equal to the value, determined at Lessor's actual marginal tax rate on a present value basis discounted at the Lessor's then current cost of funds, of the Tax Benefits so disallowed or made unavailable plus (b) all interest, penalties, or additions to tax resulting from such loss, disallowance, unavailability or recapture of any of the foregoing, plus (c) all taxes required to be paid by the Lessor, its successors, assigns, or affiliates under any federal, state and local law upon receipt of any of the indemnifications set forth in this Section. Notwithstanding the foregoing, the tax indemnification set forth in this paragraph shall not apply in any circumstances in which Lessor is otherwise compensated under this Master Lease Agreement, including, without limitation, in the event of a Casualty under Section 5 hereof, in the event that Lessee elects to exercise its purchase option under Section 11 hereof, in connection with the payment of liquidated damages subsequent to an Event of Default under Section 11 hereof, or in the event of an Early Termination pursuant to Section 15 hereof, in which event Lessee shall have no obligations under this paragraph.

4. USE AND LOCATION OF EQUIPMENT. MAINTENANCE AND REPAIRS. NO LIENS. NO ASSIGNMENT BY LESSEE. LESSEE'S RIGHT TO SUBLEASE.

      The Equipment is to be used exclusively by Lessee in the conduct of its business, only for the purposes for which it was designed and in compliance with all applicable laws, rules and regulations. Lessee will obtain and maintain all necessary licenses, permits and approvals. The Equipment may be removed from the location specified on the Rental Schedule upon prior written notice to Lessor, but in no event may the Equipment be moved to a location outside the continental United States. Lessee will effect all maintenance and repairs necessary to keep the Equipment in good and efficient operating


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condition and appearance, reasonable wear and tear excepted. All maintenance and repairs will be made in accordance with the manufacturer's recommendations and by authorized representatives of the manufacturer or by persons of equal skill and knowledge whose work will not adversely affect any applicable manufacturer's or vendor's warranty. Lessee will keep the Equipment and its interest therein free and clear of all liens and encumbrances other than those created by Lessor or arising out of claims against Lessor and not related to the lease of the Equipment to Lessee. The Rental Schedule may not be assigned by Lessee. Lessee may sublease the Equipment only upon prior written notice to Lessor, in which notice Lessee represents and warrants to Lessor that such sublease is for a term not longer than the related Lease Term, is not made to a tax-exempt entity or governmental agency, is specifically made subject to the prior rights of Lessor and its assignees under the Rental Schedule, does not create any obligation on the part of Lessor in favor of such sublessee and does not relieve Lessee of any of its obligations under the Rental Schedule including, without limitation, Lessee's obligations with respect to (a) the payment of Basic Rent and other sums due or to become due, (b) use and maintenance of the Equipment and (c) provisions for the return of the Equipment at the expiration of the Lease Term.

5. LOSS, DAMAGE OR DESTRUCTION OF EQUIPMENT.

      Lessee will bear all risk of loss with respect to the Equipment during the Lease Term and until the Equipment is returned to Lessor. Lessee will notify Lessor promptly in writing if any item of Equipment is lost, stolen, requisitioned by a governmental authority or damaged beyond repair (each a "Casualty"), describing the Casualty in reasonable detail, and will promptly file a claim under appropriate policies of insurance. Lessee may, with the prior written consent of Lessor, replace the Equipment suffering a Casualty with similar items of at least equal value and utility. If Lessee does not replace the Equipment, Lessee will pay to Lessor on the next Payment Date following the Casualty, in addition to Basic Rent and other sums due on that date, an amount equal to the greater of the Casualty Value specified on the Rental Schedule or the fair market value of such Equipment. The Rental Schedule, solely as it relates to the Equipment suffering the Casualty, will terminate and ownership of the Equipment suffering the Casualty, including all claims for insurance proceeds or condemnation awards, will pass to Lessee upon receipt of such payment by Lessor. The fair market value of the Equipment will be determined by agreement of Lessee and Lessor, or, if the parties cannot agree, by an independent equipment appraiser of nationally recognized standing, selected by agreement of Lessor and Lessee, which agreement shall not be unreasonably withheld. The cost of appraisal will be shared equally by Lessee and Lessor.

6. TAXES AND FEES.

      Lessee agrees to prepare and file all required returns or reports and to pay all sales, gross receipts, personal property and other taxes (including highway use and vehicle excise taxes, where applicable), fees, interest, fines or penalties imposed by any governmental authority relating in any way to the Equipment, including any documentary, stamp or recordation taxes assessed in connection with the financing of Lessor's purchase of the Equipment and excepting only taxes imposed upon the net Income of Lessor. Notwithstanding the foregoing, Lessor will report and pay all use taxes and Lessee will pay to Lessor, on each Basic Rent Payment Date, as additional rent, an amount equal to the use taxes attributable to that payment of Basic Rent. If any item of


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Equipment is located in a taxing jurisdication that does not allow Lessee to report and pay personal property taxes directly, Lessee will prepare an appropriate tax return to be delivered, together with funds equal to the taxes Lessee claims are due on such return, to Lessor not less than ten (10) days prior to the date such taxes are due.

7. INSURANCE.

      Lessee agrees to maintain policies of insurance on the Equipment in amounts, against risks and on terms and conditions applicable to other equipment owned or leased by Lessee and similar to the Equipment. Such insurance will at a minimum include (i) physical damage and theft insurance in an amount at least equal to the greater of the Casualty Value set forth on the Rental Schedule or the fair market value of the Equipment and (ii) comprehensive liability insurance in the amount of at least $5,000,000 per occurrence. All policies (A) are to be maintained with insurers acceptable to Lessor; (B) are, to the extent of Lessee's indemnity obligation contained herein, to name Lessor and its assignees as additional insureds with respect to liability, as their interests may appear; and (C) are to provide that they may not be altered or cancelled except upon thirty days prior written notice to Lessor and each of Lessor's assignees named as additional insured. Lessee agrees to deliver to Lessor such certificates of insurance as Lessor may, from time to time, request. Notwithstanding the foregoing, Lessee's parent company, Peter Kiewit & Sons, Inc., may satisfy all or any part of the foregoing insurance requirements through self-insurance.

8. FINANCIAL STATEMENTS. INSPECTION. REPORTS.

      Lessee will provide to Lessor, promptly upon Lessor's request, copies of Lessee's most recent annual balance sheet and profit and loss statement and, for so long as Lessee is a subsidiary thereof, copies of Continental Can Company, Inc.'s audited balance sheet, profit and loss statement and statement of changes in financial condition, all prepared in accordance with generally accepted accounting principles, consistently applied. Lessor may from time to time, upon reasonable notice and during Lessee's normal business hours, inspect the Equipment and Lessee's records with respect thereto and discuss Lessee's financial condition with knowledgeable representatives of Lessee. Lessee will, if requested, provide a report on the condition of the Equipment, a record of its maintenance and repair, a summary of all items suffering a Casualty, a certificate of no default or such other information or evidence of compliance with Lessee's obligations under the Rental Schedule as Lessor may reasonably request.

9. AGREEMENT FOR LEASE ONLY. IDENTIFICATION MARKS. FINANCING STATEMENTS. FURTHER ASSURANCES.

      Each Rental Schedule is intended to be a true lease and not a lease in the nature of a security agreement. Lessee will affix to the Equipment all notices of Lessor's ownership of the Equipment furnished by Lessor. Lessee will upon Lessor's reasonable request execute and deliver and Lessor may file Uniform Commercial Code financing statements or other similar documents notifying the public of Lessor's ownership of the Equipment and Lessee hereby appoints Lessor as its agent and attorney-in-fact to execute and file the same on its behalf. Each party agrees to promptly execute and deliver to the other party such further documents or other assurances, and to take such further action, including obtaining landlord and mortgagee waivers, as the other party


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may from time to time reasonably request in order to establish and protect the rights and remedies created by the Rental Schedule, including the transfer of title to the Equipment to Lessee if Lessee elects to purchase the Equipment pursuant to Section 11 hereof.

10. LATE PAYMENT CHARGES. LESSOR'S RIGHT TO PERFORM FOR LESSEE.

      A Late Payment Charge equal to (A) the greater of 2% per annum above the debt rate charged to Lessor in connection with the financing of its purchase of the Equipment or 2% per annum above the prime or base lending rate of The First National Bank of Boston, as announced from time to time, or (B) if less, the highest rate not prohibited by law, will accrue on any sum not paid when due for each day not paid. If Lessee fails to duly and promptly pay or perform any of its obligations hereunder continuing for more than 30 days after written notice thereof by Lessor, provided that Lessee shall be diligently proceeding to cure such nonperformance and such nonperformance does not subject the Equipment to forfeiture, Lessor may itself pay or perform such obligations for the account of Lessee without thereby waiving any default and Lessee will pay to Lessor, on demand and in addition to Basic Rent, an amount equal to all sums so paid or reasonable expenses so incurred, plus a Late Payment Charge accruing from the date such sums were paid or expenses incurred by Lessor.

11. LESSEE'S OPTIONS UPON LEASE EXPIRATION.

      Lessee has the option at the expiration of the Lease Term, exerciseable with respect to all, but not less than all, items of Equipment leased pursuant to Rental Schedules having the same Expiration Date, (i) to return the Equipment to Lessor, (ii) to renew the Rental Schedule at fair rental value for a Renewal Term the length of which shall be determined by agreement of Lessee and Lessor or (iii) to purchase the Equipment for cash at its then fair market value. Lessee agrees to provide Lessor written notice of its decision to return the Equipment or renew the Rental Schedule not less than 120 days prior to the Expiration Date. If Lessee fails to give Lessor 120 days written notice, the Lease Term may, at Lessor's option, be extended and continue until 120 days from the date Lessor receives written notice of Lessee's decision to return the Equipment or renew the Rental Schedule. Fair market value, fair rental value and useful life will be determined by agreement of Lessor and Lessee, or if the parties cannot agree, by an independent equipment appraiser of nationally recognized standing selected by agreement of Lessor and Lessee, which agreement shall not be unreasonably withheld. The cost of an appraisal will be shared equally by Lessor and Lessee. At the expiration of the Lease Term or any extension or renewal thereof, provided that Lessee has not elected to purchase the Equipment in accordance with the terms hereof, Lessee will, at its expense, assemble, pack, and crate the Equipment, all in accordance with manufacturer's recommendations, if any, and deliver it by common carrier, freight and insurance prepaid, to a place to be designated by Lessor. All packaging will include related maintenance logs, operating manuals, and other related materials and will be clearly marked so as to identify the contents thereof. The Equipment will be returned in good and efficient operating condition and appearance, reasonable wear and tear excepted, and eligible for manufacturer's maintenance, if available, free of all Lessee's markings and free of all liens and encumbrances other than those created by Lessor or arising out of claims against Lessor and not related to the lease of the Equipment to Lessee. Lessor may, but is not required to, inspect the Equipment prior to its return. If, upon inspection, Lessor reasonably


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determines that the condition of any item of Equipment does not conform to the minimum requirements, Lessor will promptly notify Lessee of such determination, specifying the repairs or refurbishments reasonably needed to place the Equipment in the minimum acceptable condition. Lessee shall thereupon effect such repairs; if Lessee does not proceed to effect such repairs within a reasonable period of time, Lessor may, at its option, effect such repairs. Lessor may re-inspect the Equipment and require further repairs as often as necessary until the Equipment is placed in reasonably acceptable condition. In either case, all reasonable out-of-pocket costs will be paid by Lessee. The Rental Schedule shall continue in full force and effect and Lessee shall continue to pay Basic Rent through and including the date on which the Equipment is accepted for return by Lessor.

12. LESSEE'S REPRESENTATIONS AND WARRANTIES.

      Lessee represents, warrants and certifies as of the date of execution and delivery of each Rental Schedule as follows:

(a) Lessee is duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full power to enter into and to pay and perform its obligations under the Rental Schedule and this Master Lease Agreement as incorporated therein by reference, and is duly qualified and in good standing in all other jurisdictions where its failure to so qualify would adversely affect the conduct of its business or the performance of its obligations under or the enforceablility of the Rental Schedule;

(b) the Rental Schedule, this Master Lease Agreement and all related documents have been duly authorized, executed and delivered by Lessee, are enforceable against Lessee in accordance with their terms and do not and will not contravene any provisions of or constitute a default under Lessee's organizational documents or its By Laws, any agreement to which it is a party or by which it or its property is bound, or any law, regulation or order of any governmental authority;

(c) Lessor's right, title and interest in and to the Rental Schedule, this Master Lease Agreement and the Equipment and the rentals therefrom will not be affected or impaired by the terms of any agreement or instrument by which Lessee or its property is bound;

(d) no approval of, or filing with, any governmental authority or other person is required in connection with Lessee's entering into or the payment or performance of its obligations under the Rental Schedule or this Master Lease Agreement as incorporated therein by reference;

(e) there are no suits or proceedings pending or threatened before any court or governmental agency against or affecting Lessee which, if decided adversely to Lessee, would materially adversely affect Lessee's business or financial condition or its ability to perform any of its obligations under the Rental Schedule or this Master Lease Agreement as incorporated therein by reference; and

(f) there has been no material adverse change to Lessee's financial condition since the date of its most recent audited financial statement.


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13. EVENTS OF DEFAULT. LESSOR'S REMEDIES ON DEFAULT.

      Each of the following events constitutes an Event of Default:

      (a) default in the payment of any amount when due under the Rental Schedule continuing for a period of ten days;

      (b) default in the observance or performance of any other covenant, condition or agreement to be observed or performed by Lessee under the Rental Schedule and this Master Lease Agreement as incorporated therein by reference, continuing for more than 30 days after written notice thereof, unless Lessee shall be diligently proceeding to cure such default and such default does not subject the Equipment to forfeiture, in which event, Lessee shall have 60 days from the date of notice in which to cure such default;

      (c) any representation or warranty made by Lessee herein or in the Rental Schedule or this Master Lease Agreement as incorporated therein by reference or in any document or certificate furnished in connection herewith shall at any time prove to have been incorrect when made;

      (d) any attempt by Lessee, without Lessor's prior written consent, to assign the Rental Schedule, to make any unauthorized sublease of the Equipment or to transfer possession of the Equipment;

      (e) Lessee or, if Lessee's obligations are guaranteed by any other party, any Guarantor (A) ceases doing business as a going concern; (B) makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they mature or generally fails to pay its debts as they become due; (C) initiates any voluntary bankruptcy or insolvency proceeding; (D) fails to obtain the discharge of any bankruptcy or insolvency proceeding initiated against it by others within 60 days of the date such proceedings were initiated; (E) requests or consents to the appointment of a trustee or receiver; or (F) a trustee or receiver is appointed for Lessee or any Guarantor or for a substantial part of Lessee's or any Guarantor's property; or

      (f) unless Lessee has elected to purchase the Equipment as provided elsewhere in this Master Lease Agreement, Lessee shall not return the Equipment or shall not return the Equipment in the required condition at the expiration of the Rental Schedule or any extension or renewal thereof

Upon the occurrence of an Event of Default, Lessor may, without notice to Lessee, declare the applicable Rental Schedule in default and may exercise any of the following remedies:

I. at Lessor's option, and in its sole discretion either:

      (a) declare all Basic Rent and other sums due or to become due under the Rental Schedule immediately due and payable, and sue to enforce the payment thereof (provided, however, that sums accelerated hereunder shall be discounted to present value at the Late Payment Rate); or


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      (b) receive from Lessee (and sue to enforce the payment thereof), as liquidated damages for loss of the bargain and not as a penalty, and in addition to all accrued and unpaid Basic Rent and other sums due under the Rental Schedule, an amount equal to the greater of (A) the Casualty Value set forth on the Rental Schedule calculated after the last payment of Basic Rent actually received by Lessor or (B) the fair market value of the Equipment as of the date of default determined by an independent equipment appraiser of nationally recognized standing selected by Lessor;

plus, in either case, interest thereon at the Late Payment Charge rate from the date of default until the date of payment, and, after receipt in good funds of the sums described above, Lessor will, if it has not already done so, terminate the Rental Schedule and, at its option, either pay over to Lessee as, when and if received, any net proceeds (after all reasonable costs and expenses) from any disposition of the Equipment, or convey to Lessee all of its right, title and interest in and to the Equipment, as is, where is and with all faults, without recourse and without warranty; and

II.   without regard to whether Lessor has elected either option in subsection
      I. above, Lessor may

      (a) proceed by appropriate court action either at law or in equity to enforce performance by Lessee of the covenants and terms of the Rental Schedule and to recover damages for the breach thereof; and

      (b) terminate the Rental Schedule by written notice to Lessee, whereupon all right of Lessee to use the Equipment will immediately cease and Lessee will forthwith return the Equipment to Lessor in accordance with the provisions hereof; and

      (c) upon reasonable prior notice to Lessee, repossess the Equipment (and for this purpose Lessee hereby grants to Lessor and its agents the right to enter upon the premises where the Equipment is located and to remove the Equipment therefrom and Lessee agrees not to interfere with the peaceful repossession of the Equipment) and, without notice to Lessee, dispose of it by private or public, cash or credit sale or by lease to a different lessee, in all events free and clear of any rights of Lessee; and

      (d) recover from Lessee all reasonable costs and expenses arising out of Lessee's default, including, without limitation, expenses of repossession, storage, appraisal, repair, reconditioning and disposition of the Equipment and reasonable attorneys' fees and expenses.

Lessor's remedies are, except as indicated herein, cumulative and not exclusive, and are in addition to all remedies at law or in equity. No failure by Lessor to declare a default shall constitute a waiver of such default or restrict Lessor's ability to declare a default at a later date.

14. ASSIGNMENT BY LESSOR.

      Lessor may at any time and from time to time sell, transfer or grant liens on the Equipment, and assign, as collateral security or otherwise, its rights in the Rental Schedule and this Master Lease Agreement as incorporated therein by reference, in each case subject and subordinate to Lessee's rights thereunder, without notice to or consent by Lessee. Lessee acknowledges that


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Lessor may assign the Rental Schedule to a Lender in connection with the financing of its purchase of the Equipment and agrees, in the event of such assignment, to execute and deliver a Rent Assignment Letter acknowledging that the Lender has (and may exercise either in its own name or in the name of Lessor) all of the rights, privileges and remedies, but none of the obligations, of Lessor under the Rental Schedule; waiving for the benefit of the Lender (but not Lessor) any defense, counterclaim, set-off, abatement, reduction or recoupment that Lessee may have against Lessor; and agreeing to make all payments of Basic Rent and other sums due under the Rental Schedule to the Lender or as the Lender may direct. Lessee also agrees to deliver opinions of counsel, insurance certificates and such other documents as Lessor may reasonably request for the benefit of the Lender in connection with the collateral assignment of the Rental Schedule.

15. EARLY TERMINATION OPTION.

      Notwithstanding anything contained herein to the contrary, Lessee shall have the right, with respect to any Rental Schedule having an Early Termination Table appended thereto and made a part thereof, to terminate such Rental Schedule on any Rent Payment Date by giving Lessor at least thirty (30) days' prior written notice thereof and paying to Lessor on such Rent Payment Date in good funds the applicable Early Termination Payment and all other sums then due and payable under the Rental Schedule. Upon receipt of such Early Termination Payment and other sums, Lessor shall promptly deliver to Lessee a warranty bill of sale for the Equipment under such Rental Schedule, warranting Lessee's title to the Equipment but disclaiming any other warranties with respect thereto.

16. NOTICE. GOVERNING LAW. EXECUTION IN COUNTERPARTS.

      All notices required hereunder shall be effective upon receipt in writing delivered by hand or by other receipt-acknowledged method of delivery at the address first above written. This Master Lease Agreement and the Rental Schedule shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Master Lease Agreement and the Rental Schedule may be executed in multiple counterparts all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, Lessor and Lessee have caused this Master Lease Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

AMERICAN FINANCE GROUP                  CONTINENTAL FOOD PACKAGING, INC.



By:/s/ [ILLEGIBLE]                      By: /s/ [ILLEGIBLE]
   --------------------                     -------------------

Title: Vice President                   Title: President

Date: 11/28/89                          Date: DECEMBER 1, 1989


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                                RENTAL SCHEDULE
                                      AND
                             ACCEPTANCE CERTIFICATE
                                    NO. A-1

      This RENTAL SCHEDULE AND ACCEPTANCE CERTIFICATE, dated as of February 1, 1990, between American Finance Group ("Lessor") and Continental Food Packaging, Inc. ("Lessee") incorporates by reference the terms and conditions of Master Lease Agreement No. 8910CTG389 dated as of November 10, 1989 (the "Master Lease"). Lessor hereby leases to Lessee and Lessee hereby leases from Lessor the following described items of Equipment for the Lease Term and at the Basic Rent payable on the Payment Dates hereinafter set forth, on the terms and conditions set forth in the Master Lease.

1. EQUIPMENT

         Description
         (Manfacturer,
Item     Type, Model and           Equipment                          Acceptance
No.      Serial Number)              Cost             Location           Date
---      ---------------           ---------          --------        ----------

7        Hyster Forklift                   See Attached Schedule A
         Trucks as more fully
         described on the
         attached Schedule A

         TOTAL EQUIPMENT COST:    $138,065.00

Lessee Billing Locations (by state in which equipment is located):

Nebraska: Continental Can              Washington: 18340 Segal Park Dr.
          4133 South 72nd St.                      P0 Box 58468
          Omaha, NE 68117                          Seattle, WA 98188
          Attn: Norman Aldridge                    Attn: Mike Tierney

California: Continental Can
            1951 Fairway Dr.
            San Leandro, CA 94577
            Attn: R. Denton

2. LEASE TERM

      The Lease Term is for an Interim Term commencing on the date of acceptance of the Equipment for lease, as set forth above, and continuing through and including January 31, 1990 and for a Primary Term of 60 months, commencing on February 1, 1990 and continuing through and including the Expiration Date of January 31, 1995.

                                RENTAL SCHEDULE
                                      AND
                             ACCEPTANCE CERTIFICATE
                                    NO. A-1
                                    PAGE TWO

3. BASIC RENT. PAYMENT DATES.

      Interim Term Basic Rent is due and payable in full on the first day of the Primary Term. Basic Rent for the Primary Term is due and payable in 60 payments of $2,500.91 each commencing on February 1, 1990 and continuing monthly in advance thereafter, through and including January 1, 1995.

      Interim Term Basic Rent is computed by multiplying the Total Equipment Cost by the Per Diem Lease Rate set forth below and multiplying the product by the number of days in the Interim Term. Primary Term Basic Rent is computed by multiplying the Total Equipment Cost by the Periodic Lease Rate set forth below.

               Per Diem Lease Rate:  .000604
               Periodic Lease Rate:  .018114

4. SPECIAL RETURN CONDITIONS

      Notwithstanding anything contained in the Master Lease to the contrary, it is agreed that for purposes of returning the Equipment in accordance with
Section 11 of the Master Lease, the standard "good and efficient operating condition and appearance, reasonable wear and tear excepted" shall be satisfied if the Equipment satisfies the following special return conditions:

      1.    When loaded to its rated capacity, each Unit shall:

            (a) Start under its own power and idle without water or fuel leaks.

            (b) Move through its normal speed ranges in both forward and reverse, in normal operating manner.

            (c)   Steer normally right and left in both forward and reverse.

            (d) Be able to stop with its service brakes within a safe distance, in both forward and reverse.

            (e) Lift, lower, and tilt normally with and without a load a minimum of three (3) times. Carriage, lift chains and channel assembly shall be in working condition, normal wear and tear excepted.

            (f) Electric trucks, if purchased with batteries, must be returned with batteries that are capable of sustaining a charge that will permit use of the equipment for an eight (8) hour shift.

            (g)   All motors shall operate without arcing and/or sparking.

                                RENTAL SCHEDULE
                                      AND
                             ACCEPTANCE CERTIFICATE
                                    NO. A-1
                                   PAGE THREE

      2. Each Unit's attachment(s), if any, shall perform all of its required functions, and each Unit's horn, parking brake, and lights shall be operational.

      3. The Units shall, on average, have tires with at least thirty-five percent (35%) remaining tread.

      4. Each Unit shall be complete with all originally-installed parts and pieces which may be replacement, reconditioned or rehabilitated parts and pieces.

5. ACCEPTANCE CERTIFICATE

      Lessee hereby represents, warrants and certifies (a) that the Equipment described herein has been delivered to and inspected and found satisfactory by Lessee and is accepted for Lease by Lessee under this Rental Schedule and the Master Lease as incorporated herein by reference, as of the Acceptance Date set forth above; (b) all items of Equipment are new and unused as of the Acceptance Date, except as otherwise specified above, and (c) the representations and warranties of Lessee set forth in the Master Lease are true and correct as of the date hereof.

6. ENTIRE AGREEMENT. MODIFICATTON AND WAIVERS. EXECUTION IN COUNTERPARTS.

      This Rental Schedule and the Master Lease constitute the entire agreement between Lessee and Lessor with respect to the leasing of the Equipment. To the extent any of the terms and conditions set forth in this Rental Schedule conflict with or are inconsistent with the Master Lease, this Rental Schedule shall govern and control. No amendment, modification or waiver of this Rental Schedule or the Master Lease will be effective unless evidenced by a writing signed by the party to be charged. This Rental Schedule may be executed in counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have caused this Rental Schedule and Acceptance Certificate to be executed and delivered by their duly authorized representatives as of the date first above written.

AMERICAN FINANCE GROUP                      CONTINENTAL FOOD PACKAGING, INC.
Lessor                                      Lessee


By: /s/ [ILLEGIBLE]                         By: /s/ [ILLEGIBLE]
   -----------------------                      ------------------------

Title: Vice President                       Title:
       -------------------                         ---------------------

                        CONTINENTAL FOOD PACKAGING, INC.
                        EXHIBIT 1 TO RENTAL SCHEDULE A-1
                                 CASUALTY VALUES

                    (Stated as Percentage of Equipment Cost)

     AFTER                               AFTER
   PRIMARY                              PRIMARY
      TERM            CASUALTY            TERM                      CASUALTY
PAYMENT NO.            VALUE           PAYMENT NO.                    VALUE
-----------          ----------        -----------                  ---------

Prior to 1            112.00
        1             111.38                  31                      88.17
        2             110.74                  32                      87.22
        3             110.10                  33                      86.26
        4             109.45                  34                      85.29
        5             108.79                  35                      84.31
        6             108.13                  36                      83.31
        7             107.45                  37                      82.30
        8             106.76                  38                      81.27
        9             106.07                  39                      80.24
       10             105.36                  40                      79.18
       11             104.65                  41                      78.12
       12             103.93                  42                      77.04
       13             103.19                  43                      75.94
       14             102.45                  44                      74.83
       15             101.70                  45                      73.71
       16             100.93                  46                      72.57
       17             100.16                  47                      71.41
       18              99.38                  48                      70.24
       19              98.58                  49                      69.06
       20              97.78                  50                      67.86
       21              96.96                  51                      66.64
       22              96.13                  52                      65.40
       23              95.29                  53                      64.15
       24              94.44                  54                      62.88
       25              93.58                  55                      61.60
       26              92.71                  56                      60.30
       27              91.83                  57                      58.98
       28              90.93                  58                      57.64
       29              90.02                  59                      56.29
       30              89.10                  60                      55.00

                            CONTINENTAL CAN COMPANY
                        EXHIBIT 1 TO RENTAL SCHEDULE A-1
                    TERMIMATION BY SALE AND CASUALTY VALUES

                    (State as Percentage of Equipment Cost)

  AFTER
 PRIMARY
  TERM                                  TERMINATION                   CASUALTY
PAYMENT NO.                               BY SALE                       VALUE
-----------                             -----------                   ---------
Prior to 1                                                              112.00
        1                                 114.38                        111.38
        2                                 113.74                        110.74
        3                                 113.10                        110.10
        4                                 112.45                        109.45
        5                                 111.79                        108.79
        6                                 111.13                        108.13
        7                                 110.45                        107.45
        8                                 109.76                        106.76
        9                                 109.07                        106.07
       10                                 108.37                        105.37
       11                                 107.65                        104.65
       12                                 106.93                        103.93
       13                                 106.20                        103.20
       14                                 105.45                        102.45
       15                                 104.70                        101.70
       16                                 103.94                        100.94
       17                                 103.16                        100.16
       18                                 102.38                         99.38
       19                                 101.58                         98.58
       20                                 100.78                         97.78
       21                                  99.96                         96.96
       22                                  99.14                         96.14
       23                                  98.30                         95.30
       24                                  97.45                         94.45
       25                                  96.59                         93.59
       26                                  95.71                         92.71
       27                                  94.83                         91.83
       28                                  93.93                         90.93
       29                                  93.02                         90.02
       30                                  92.10                         89.10

                             CONTINENTAL CAN COMPANY
                        EXHIBIT 1 TO RENTAL SCHEDULE A-1
                     TERMINATION BY SALE AND CASUALTY VALUES

                    (Stated as Percentage of Equipment Cost)

  AFTER
 PRIMARY
  TERM                                  TERMINATION                   CASUALTY
PAYMENT NO.                               BY SALE                       VALUE
-----------                             -----------                   ---------
       31                                  91.17                        88.17
       32                                  90.23                        87.23
       33                                  89.27                        86.27
       34                                  88.30                        85.30
       35                                  87.31                        84.31
       36                                  86.32                        83.32
       37                                  85.30                        82.30
       38                                  84.28                        81.28
       39                                  83.24                        80.24
       40                                  82.19                        79.19
       41                                  81.12                        78.12
       42                                  80.04                        77.04
       43                                  78.95                        75.95
       44                                  77.84                        74.84
       45                                  76.72                        73.72
       46                                  75.58                        72.58
       47                                  74.42                        71.42
       48                                  73.25                        70.25
       49                                  72.07                        69.07
       50                                  70.86                        67.86
       51                                  69.65                        66.65
       52                                  68.41                        65.41
       53                                  67.16                        64.16
       54                                  65.89                        62.89
       55                                  64.61                        61.61
       56                                  63.31                        60.31
       57                                  61.99                        58.99
       58                                  60.65                        57.65
       59                                  59.30                        56.30
       60                                  58.00                        55.00

1/30/90                 Continental Food Packaging, Inc.                  Page 1
                               Rental Schedule A-1
                                   Schedule A

Acceptance Date    Vendor name        Invoice no.   Unit cost     Serial Number    Zip Code   State    City
---------------    -----------        -----------   ---------     -------------    --------   -----    ------------
    1/30/90        Hyster Company     0033477       15,660.00     B010306630K      68117      NE       Omaha
   12/24/89        Hyster Company     0033516       16,115.00     A187V15527K      98188      WA       Seattle
   12/27/89        Hyster Company     0033517       16,115.00     A187V15528K      98188      WA       Seattle
   12/27/89        Hyster Company     0033518       16,115.00     A187V15529K      98188      WA       Seattle
    1/19/90        Hyster Company     0035294       32,050.00     D004V03437K      68117      NE       Omaha
     1/5/90        Hyster Company     0035630       26,470.00     D004V03432K      94577      CA       San Leandro
    1/19/90        Hyster Company     0035631       15,540.00     A187V1578SL      68117      NE       Omaha
                                                   ==========
                          Total Equipment Cost:    138,065.00
Acceptance Date    Vendor name        Invoice no.     Street Address                   Eqpt. Manf.      Eqpt. Model       Eqpt. Type
---------------    --------------     -----------     ----------------------           -----------      -----------       ----------
    1/30/90        Hyster Company     0033477         4133 South 72nd Street           Hyster           S35IL             FORKLIFT
   12/24/89        Hyster Company     0033516         8810 Northrup Street             Hyster           S50IL             FORKLIFT
   12/27/89        Hyster Company     0033517         8810 Northrup Street             Hyster           S50IL             FORKLIFT
   12/27/89        Hyster Company     0033518         8810 Northrup Street             Hyster           S50IL             FORKLIFT
    1/19/90        Hyster Company     0035294         4133 South 72nd Street           Hyster           S120ILB           FORKLIFT
     1/5/90        Hyster Company     0035630         1951 Fairway Street              Hyster           S70IL             FORKLIFT
    1/19/90        Hyster Company     0035631         4133 South 72nd Street           Hyster           S55IL             FORKLIFT

                       RENEWAL RENTAL SCHEDULE NO. A-1RN1
                         (the "Renewal Rental Schedule")
                             DATED AS OF MAY 13,1998
                    TO MASTER LEASE AGREEMENT NO. 891OCTG389
                              (the "Master Lease")
                          DATED AS OF NOVEMBER 10,1989

LESSOR                                       LESSEE
AMERICAN INCOME PARTNERS V-D                 CROWN, CORK & SEAL COMPANY, INC.
LIMITED PARTNERSHIP                          BY ASSIGNMENT FROM CONTINENTAL
C/O EQUIS FINANCIAL GROUP                    FOOD PACKAGING, INC.
88 BROAD STREET                              8300 ASHTON ROAD
BOSTON, MA 02110                             PHILADELPHIA, PA 19138

1. LEASE TERM. PAYMENT DATES.

      This Renewal Rental Schedule, between American Income Partners V-D, as lessor, lessor's interest therein having been previously sold and assigned by American Finance Group and Lessee incorporates by reference the terms and conditions of the Master Lease. Lessor hereby leases to Lessee and Lessee hereby leases from Lessor those items of Equipment described on the attached Schedule B, for the Renewal Lease Term and at the Renewal Term Basic Rent payable on the Payment Dates hereinafter set forth on the attached Schedule A, on the terms and conditions set forth in the Master Lease.

2. BASIC RENT

      Renewal Term Basic Rent is computed by multiplying the Total Equipment Cost by the Renewal Lease Rate set forth on the attached Schedule A.

3. SPECIAL RETURN CONDITIONS. STIPULATED LOSS VALUE.

      In furtherance, and not in limitation of, the use, maintenance and return conditions for the Equipment set forth in Sections 4, 8 and 11 of the Master Lease, Lessee hereby agrees to return the Equipment to Lessor in accordance with all of the terms and conditions of the Master Lease and in compliance with the following special return conditions:

      1.    When loaded to its rated capacity, each Unit shall:

            (a) Start under its own power and idle without water, hydraulic or fuel leaks.

            (b) Move through its normal speed ranges in both forward and reverse, in normal operating manner, with and without full load.

            (c) Steer right and left in both forward and reverse at manufacturer's designed turning radius (180 degrees).

                       RENEWAL RENTAL SCHEDULE NO. A-1RN1
                                    PAGE TWO

            (d) Be able to stop with its service brakes within a safe distance, in both forward and reverse.

            (e) Lift, lower, and tilt normally with and without a load a minimum of three (3) times. Uprights, rollers, carriage, lift chains and channel assemble shall be in working condition, not twisted, cracked, bent or welded, normal wear and tear expected.

            (f) Electric trucks, if purchased with batteries, must be returned with batteries that are capable of sustaining a charge that will permit use of the equipment for an eight (8) hour shift with no leaks.

            (g) All motors shall operate without arcing and/or sparking.

      2. Each Unit's attachment(s), if any, shall perform all of its required functions, and each Unit's horn, parking brake, and lights shall be operational. In addition, each Unit shall have no torn seats.

      3. The Units shall have tires with at least fifty percent (50%) remaining tread each.

      4. Each Unit shall be complete with all originally-installed parts and pieces or same manufacturers new parts and pieces.

      5. All decals, numbers and customer identification shall be removed from Equipment. If removal is by Lessor or Lessor's agent, Lessee shall pay any reasonable costs associated therewith.

      6. Each Unit shall be cleaned, washed and without rust before being returned.

      Notwithstanding the provision of the Master Lease, the Stipulated Loss Value for the Equipment during the Renewal Lease Term shall be equal to $11,900.00.

4. ENTIRE AGREEMENT. MODIFICATION AND WAIVERS. EXECUTION IN COUNTERPARTS.

      This Renewal Rental Schedule and the Master Lease constitute the entire agreement between Lessee and Lessor with respect to the leasing of the Equipment. Lessee hereby represents, warrants and certifies that the representations and warranties of Lessee set forth in the Master Lease are true and correct as of the date hereof. Capitalized terms not defined herein shall have the meanings assigned to them in the Master Lease. To the extent any of the terms and conditions set forth in this Renewal Rental Schedule conflict with or are inconsistent with the Master Lease, this Renewal Rental Schedule shall govern and control. No amendment, modification or waiver of this Renewal Rental Schedule or the Master Lease will be effective unless evidenced by a writing signed by the parry to be charged. This Renewal Rental Schedule may be executed in counterparts, all of which together shall constitute one and the same instrument.

                       RENEWAL RENTAL SCHEDULE NO. A-1RN1
                                   PAGE THREE

The undersigned, being the duly authorized representative of the Lessee, hereby certifies that the items of Equipment described on the attached Schedule B have been duly delivered to the Lessee in good order and duly inspected and accepted by the Lessee as conforming in all respects with the requirements and provisions of the Master Lease, as of the Renewal Term Commencement Date stated on the attached Schedule A.

LESSOR                                       LESSEE
AMERICAN INCOME PARTNERS V-D                 CROWN, CORK & SEAL COMPANY INC.,
LIMITED PARTNERSHIP                          AS ASSIGNED BY CONTINENTAL FOOD
By: AFG LEASING IV INCORPORATED              FOOD PACKAGING, INC.
Title: GENERAL PARTNER


By: /s/ Gail D. Ofgant                      By: /s/ [ILLEGIBLE]
   -----------------------                      ------------------------

Title: Vice President                       Title: Plant Manager

COUNTERPART NO. 1 OF 2 SERIALLY NUMBERED MANUALLY EXECUTED COUNTERPARTS. TO THE EXTENT IF ANY THAT THIS DOCUMENT CONSTITUTES CHATTEL PAPER UNDER THE UNIFORM COMMERCIAL CODE, NO SECURITY INTEREST MAY BE CREATED THROUGH THE TRANSFER AND POSSESSION OF ANY COUNTERPART OTHER THAN COUNTERPART NO. 1.

[ILLEGIBLE]                  EQUIS FINANCIAL GROUP       5/13/98 11:14:30 PAGE 1

                     Schedule A - Rental Schedule Economics

LESSEE: CONTINENTAL FOOD PACKAGING, INC.

LESSOR: EQUIS FINANCIAL GROUP

RENTAL SCHEDULE:               1-1RN1

LEASE TERM:                                                                  24
PRIMARY START DATE:                                                   6/01/1998
LEASE EXPIRATION DATE:                                                5/31/2000
PAYMENT FREQUENCY:                                                      MONTHLY
ADVANCE/ARREARS:                                                        ADVANCE
LEASE RATE:                                                          .011713370
PER ITEM LEASE RATE:                                                 .000390379
PERIODIC RENT:                                                          $310.00
NUMBER OF PAYMENTS:                                                          24
TOTAL INTERIM RENT:                                                        $.00
PAYMENT COMMENCEMENT DATE:                                            6/01/1998
TOTAL EQUIPMENT COST:                                                $26,470.00

DOCUMENT FEE:                                                    ______________

/s/ [ILLEGIBLE] LESSEE INITIALS
---------------

/s/ [ILLEGIBLE] LESSOR INITIALS
---------------

[ILLEGIBLE]                  EQUIS FINANCIAL GROUP       5/13/98 11:14:35 PAGE 1

                        Schedule B Equipment Description

LESSEE: CONTINENTAL FOOD PACKAGING, INC.

RENTAL SCHEDULE AND ACCEPTANCE CERTIFICATE NUMBER A-[ILLEGIBLE]

LESSOR: EQUIS FINANCIAL GROUP

Equipment Cost    Serial Number     Year Manufacturer   Model       Type          Date
--------------    -------------     -----------------   -----       --------      ---------
     26,870.00    D064V03432K            HYSTER         S70KL       FORKLIFT      6/01/1998
     ---------
     26,870.00    Total for Location 41099 ROICE MD    FREMONT      CA 94538
     =========
     26,870.00    Total Equipment Cost